DISTRIBUTION AGREEMENT
                         (G.M. Pfaff & Willcox & Gibbs)

            This AGREEMENT is made as of February 15, 2000, between G.M. Pfaff AG, a German limited liability company ("Pfaff"), and Willcox & Gibbs Inc., a Delaware (U.S.A.) Corporation ("W&G").

                                    RECITALS:

            A. Effective January 1, 2000, the parties desire to continue their existing business relationship under new contractual arrangements.

            B. To accomplish this, it is agreed that effective January 1, 2000:
(i) the Distributorship Agreement, dated October 1, 1998 between Pfaff and W&G shall be terminated and (ii) the following new contract shall take effect to govern the distribution by W&G in the United States of America and Puerto Rico (the "Territory") of all spare or replacement parts ("Parts") for industrial sewing machines (i.e., equipment for industrial use which either is a sewing machine or incorporates a sewing machine as a part thereof) and related accessories and attachments manufactured or sold by Pfaff and its Affiliates ("Products").

            C. For purposes of this Agreement, an "Affiliate" of a person means any other person who owns, is owned by or is owned by any owner of such person. For purpose of this definition an "Affiliate" of a person can be: (i) a corporation when more than 50% of the outstanding voting shares or total outstanding shares are owned directly or indirectly by such person; or (ii) a partnership, trust or other entity when the person controls such entity or has an equity interest therein greater than 50%; and will exclude Quick-Rotan.

            1. Appointment

            1.1 Subject to the terms and conditions of this Agreement, Pfaff grants to W&G the right to promote and sell Parts in the Territory. Such right will be exclusive for the exclusive period specified in Article 5.1 hereof.

            2. Terms of Sale

            2.1 Pfaff shall provide W&G such technical assistance and such printed material (including operating and service manuals and sales literature) as may be reasonably required by W&G in the promotion, sales and servicing of Parts. The cost of such technical assistance and printed material shall be borne by W&G.

            2.2 W&G shall purchase Parts at prices set by Pfaff, ex works Pfaff's plant in Germany, although Pfaff shall arrange for the shipment from its Plant. Prices are subject to change from time to time by Pfaff on 60 days' written notice prior to the effective date of such notice. Price changes shall take effect for all orders submitted after the expiration of the 60-day period. In any event, however, Pfaff prices to W&G shall not exceed the following:

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                  (i)   During the exclusive term hereof, Pfaff shall afford to
                        W&G prices and shipping terms which are no less favorable than those afforded to a customer in any territory.

                  (ii) During the non-exclusive term hereof, if any, Pfaff shall afford W&G prices and other payment and shipping terms which are no less favorable to W&G than those afforded to any other person in the Territory.

            2.3 W&G and Pfaff will jointly define "highly visible" and conversion parts. Selling prices to customers for those parts will be determined by W&G after consultation with Pfaff.

            2.4 Pfaff hereby extends to W&G Pfaff's standard warranty with respect to Parts. Pfaff disclaims, both under this Agreement and in connection with any sales pursuant hereto, all express and implied warranties, including any warranties of merchantability and fitness for purpose, other than those express warranties specifically stated in Pfaff's then current standard warranty, and Pfaff further excludes all remedies other than those specifically set forth in such standard warranty. All consequential, punitive, and all other similar damages are excluded. Pfaff's standard warranty shall incorporate the substance of the preceding two sentences. W&G agrees that it shall not give any warranty or remedy in regard to Parts that is longer in duration or broader in scope than such Pfaff warranty without the prior written approval of Pfaff.

            2.5 Purchase of Parts or other merchandise by W&G shall be paid for by W&G within 60 days. All amounts owed Pfaff will be secured by an irrevocable Letter of Credit.

            3. Trademarks, Tradenames and Patents

            3.1 Pfaff grants to W&G the right and license to use in the territory, without right of sublicense, all of the following now or hereafter during the term of this Agreement owned or possessed by Pfaff and its
Affiliates:

                  (i) all trademarks that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Trademarks");

                  (ii) the tradenames that are used by Pfaff or any of its Affiliates in the manufacture, promotion or sale of Parts ("Tradenames"); and

                  (iii) all patents and patent applications relating to the
                        manufacture, use or sale of Parts ("patents");

but only for the purpose of promoting and selling Parts in the Territory and for no other purpose. The foregoing shall not constitute an assignment of the Trademarks, Tradenames or Patents.

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            3.2 W&G may place the Trademarks and Tradenames on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion, sale and servicing of Parts in the Territory. The method of use of the Trademarks and Tradenames by W&G shall be strictly in accordance with the instructions to be given by Pfaff and subject to the prior written approval by Pfaff. W&G shall submit to Pfaff for prior approval representative samples of all leaflets and other advertising material referred to above. W&G shall not be allowed to combine the Trademarks and Tradenames with any other trademarks or tradenames or any sort of patterns or letters or designs. W&G shall not make any changes or alterations to the original configuration and color of the Trademarks and Tradenames.

            4. Compensation

            4.1 W&G shall pay to Pfaff with respect to any calendar year during the exclusive term of this Agreement a commission equal to ten percent of W&G's total net sales of Parts under this Agreement. Payment of commissions shall be minimum of US$50,000 per month commencing January 1, 2000. In addition, W&G will make advance commission payments of US$20,000 per month for six months commencing January 1, 2000. Payments with respect to each month shall be made 20 days after such month, and will be accompanied by a computation of the amount of such commission certified by an officer of W&G. For purposes of this Section 4.1, net sales shall be computed net of discounts, allowances, credits and returns and without consideration of any charges for taxes, freight, shipping costs, import duties or the like.

            4.2 In July 2000 and January 2001, and each January thereafter, Pfaff and W&G will jointly review the minimum commissions and determine new minimum commissions which will not exceed the prior period's commissions and will be no less than 90% of the prior period's commissions based on 10% of sales.

            5. Termination

            5.1 This Agreement shall continue in full force and effect on an exclusive basis until December 31, 2003. It shall automatically be renewed on such exclusive basis for successive periods of two (2) years each, unless one of the parties to this Agreement gives written notice of termination to the other at least one year prior to the expiration of said initial period or any successive two-year period, whichever is applicable, such termination to be effective at the end of the initial period or the relevant two-year extension thereof. This Agreement shall continue on an exclusive basis during the one-year termination period, and shall continue thereafter on a non-exclusive basis for three (3) years.

            5.2 This Agreement may be terminated by the aggrieved party immediately upon written notice to the other ("Defaulting Party"), in the event that after the date hereof the Defaulting Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within 30 days after giving notice thereof to the Defaulting Party.

            5.3 Upon termination of this Agreement, all of W&G's rights with respect to the Trademarks and Tradenames shall immediately cease. Pfaff may repurchase, but is not required to, all usable advertising and printed matter made available by it to W&G and W&G shall have no further right to use the designation "Pfaff" in any manner.

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            5.4 Neither party hereto is under any obligation to continue this
Agreement in effect, nor to continue the legal and contractual arrangement established hereunder, after termination of this Agreement in accordance with this Article 5. Both parties recognize the necessity of making expenditures in performing and in preparing to perform this Agreement. The parties nevertheless agree that neither party shall be liable to the other for termination of this Agreement in accordance with this Article 5, including but not limited to, for loss or damage due to investments, leases and sales, and advertising and promotional activities, whether incurred in connection with preparation to perform or the performance of this Agreement or in the expectation of its renewal or extension.

            6. Miscellaneous Provisions

            6.1 Neither of the parties hereto shall be responsible for or liable to the other party for any damages or loss of any kind, directly or indirectly resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor troubles (whether or not due to the fault of either party), requirements or acts of any government or subdivision thereof, mechanical breakdown or any other causes beyond the reasonable control of the parties. The occurrence and the termination of such force majeure shall be promptly communicated to the other party.

            6.2 All notices, requests, demands and other communications hereunder shall be in writing and shall be given by courier, delivery, by facsimile transmission or by registered air mail, postage prepaid, addressed as follows, or to such other address or person as a party may designate by notice to the other party hereunder:

              (i) if to W&G, to:         (ii) if to Pfaff, to:
                  Willcox & Gibbs, Inc.       G.M. Pfaff AG
                  900 Milik Street            Konigstrasse 154
                  Carteret, NJ  07008         D-67655 Kaiserslautern

Communications hereunder (i) by facsimile transmission shall be deemed given at the time of transmission, (ii) by courier shall be deemed given upon receipt by the addressee and (iii) by air mail shall be deemed given ten days after the date of registration.

            6.3 This Agreement shall be governed by the laws of the State of New York. Pfaff's standard terms and conditions of sales and delivery of equipment, however, shall be governed by German law so long as not in conflict with the terms of this Agreement. In all events, the United Convention on Contracts for the International Sales of Goods shall be inapplicable.

            7. Insolvency Proceedings

            7.1 Both W&G and Pfaff are currently subject to insolvency proceedings. Accordingly, this Agreement has been signed by Pfaff's insolvency trustee ("Insolvenzverwalter") and is binding on Pfaff. However, this Agreement must be approved by the U.S. Bankruptcy Court for the District of Delaware to be binding on W&G, and this Agreement shall not become effective until such court issues an order approving this Agreement and such order becomes final and nonappealable.

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            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day first above written.

G.M. Pfaff AG                       Insolvenzverwalter
By:_____________________            By:_____________________


Willcox & Gibbs, Inc.
By:_____________________